EXHIBIT 99.1

Genesco Financial Contact:	James S. Gulmi (615)367-8325
Genesco Media Contact:	Claire S. McCall (615)367-8283
GENESCO ANNOUNCES PER SHARE DIVIDEND AMOUNT FOR
DISTRIBUTION OF FINISH LINE SHARES
NASHVILLE, Tenn., June 4, 2008 — Genesco Inc. (NYSE: GCO) announced today that all holders of Genesco common stock as of May 30, 2008 will be entitled to receive 0.339931 of a share of The Finish Line, Inc. Class A Common Stock for each share of Genesco Common Stock held by them as of such date, with cash to be received in lieu of any fractional shares. A total of 6,518,971 Finish Line shares that Genesco was issued in March 2008 pursuant to a settlement agreement with Finish Line will be distributed to Genesco common shareholders. The distribution of the Finish Line shares is currently expected to occur on June 13, 2008.
About Genesco Inc.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,150 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.Dockersshoes.com, www.lids.com and www.lidskids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.